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EXHIBIT 9(b)

CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

January 2, 2004

Board of Directors
Protective Life Insurance Company
2801 Highway 280 South
Birmingham, AL 35223

Directors:

        We hereby consent to the reference to our name under the caption "Legal Counsel" in the statement of additional information for certain flexible premium deferred variable annuity contracts filed as part of the registration statement on Form N-4 for First Variable Annuity Fund E (File No. 811-4092). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very Truly Yours,
SUTHERLAND ASBILL & BRENNAN LLP
By:	/S/ DAVID S. GOLDSTEIN
David S. Goldstein

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CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP